Exhibit 95.1
KINDER MORGAN, INC. AND SUBSIDIARIES
EXHIBIT 95.1 - MINE SAFETY DISCLOSURES

This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 (the Mine Act) by the federal Mine Safety and Health Administration (MSHA) for our mines during the three months ended September 30, 2016.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
1103225 Cahokia	—	—	—	—	—	$—	—	No	No	—	—	—
1518234 Grand Rivers	—	—	—	—	—	$—	—	No	No	—	—	—
___________

The dollar value represents the total dollar value of all MSHA citations issued and assessed at this time for the two MSHA regulated terminals noted above. The value includes S&S and non-S&S citations issued during the three months ended September 30, 2016.

The MSHA citations, orders and assessments reflected above are those initially issued or proposed by MSHA. They do not reflect subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.

As of September 30, 2016, there was no pending legal actions before the Federal Mine Safety and Health Review Commission involving any of our mines other than actions filed under the following docket numbers (all of which are contests of citations or orders under Section 104 of the Mine Act):

•	Grand Rivers Terminal, Mine ID#1518234

◦	Docket 2016-382 Citation #9047305 (see below for settlement negotiation)

During the three months ended September 30, 2016, the following legal actions before the Federal Mine Safety and Health Review Commission involving our mines were resolved:

•	Grand Rivers Terminal, Mine ID#1518234

◦	Docket 2016-382 Citation #9047305
Negotiated settlement for S&S citation in the amount of $650. Settlement is pending final sign off.